Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 30 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 19, 1996, relating to the financial statements and financial highlights appearing in the December 31, 1995 Annual Report to Shareholders of INVESCO Advisor Funds, Inc., (formerly known as The EBI Funds, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
-------------------------
Price Waterhouse LLP

Denver, Colorado
November 13, 1996